UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2009

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2009, Quest Software, Inc. (“Quest”) entered into a Voting Agreement (the “Voting Agreement”) with the Executive Chairman of Quest’s Board of Directors, Vincent C. Smith, pursuant to which Mr. Smith has agreed to vote any shares of Quest voting securities held by him, subject to certain exclusions described below, that represent greater than 35% of Quest’s outstanding voting securities in the same proportion as all shares of Quest voting securities are voted, including by Mr. Smith and his affiliates, on any matter presented to Quest’s stockholders that is a Designated Proposal (as defined in the Voting Agreement).

Designated Proposals include any proposal brought to Quest’s stockholders for approval other than (i) third party proposals brought to the stockholders that a majority of Quest’s then independent and disinterested directors vote against; (ii) proposals related to a change of control for which a majority of Quest’s then independent and disinterested directors determine that Mr. Smith’s interests are not materially different from those of Quest’s other stockholders, other than due to the relative size of his stockholdings; and (iii) any other proposal that a majority of Quest’s then independent and disinterested directors agree should be excluded from the requirements of the Voting Agreement.

The Voting Agreement applies only to voting securities in excess of 35% that result from the Tender Offer (as defined below) or any subsequent stock repurchases by Quest or that result from stock options, restricted stock or restricted stock units that Quest grants, or has granted, to him, and does not apply to any shares of stock Mr. Smith may otherwise acquire after the Tender Offer. Other than as expressly set forth in the Voting Agreement, Mr. Smith continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.

The Voting Agreement will terminate on the earliest of (i) the mutual agreement of Quest (authorized by not less than a majority vote of the then independent and disinterested directors) and Mr. Smith; (ii) the later of December 31, 2013 or December 31 of the first year in which Mr. Smith ceases to hold any Excess Voting Power, as calculated in the Voting Agreement; (iii) the death of Mr. Smith; or (iv) two years after Mr. Smith ceases to be an employee or director of Quest.

This summary of the Voting Agreement is qualified in its entirety by the terms of the Voting Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On June 1, 2009, Quest issued a press release, attached hereto as Exhibit 99.2 and incorporated herein by reference, announcing that it intends to commence a modified “Dutch Auction” tender offer for up to 10,715,000 shares of Quest’s common stock at a range of $12.50 to $14.00 per share (the “Tender Offer”).

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell shares of Quest. Quest stockholders are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, Quest will file tender offer materials with the Securities and Exchange Commission (“SEC”), including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents. The tender offer materials will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all Quest stockholders at no expense to them. The tender offer materials will be available for free at the SEC’s website at http://www.sec.gov. In addition, Quest stockholders will be able to obtain a free copy of these documents from MacKenzie Partners, Inc., the information agent for the tender offer, whose contact information will be provided in the tender offer documents.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, Quest files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Quest at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information on the public reference room. Quest’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Voting Agreement, dated June 1, 2009, by and between Quest Software, Inc. and Vincent C. Smith.

99.2	Press release issued by Quest Software, Inc. on June 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: June 1, 2009
	By:	/s/ David P. Cramer
David P. Cramer Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Voting Agreement, dated June 1, 2009, by and between Quest Software, Inc. and Vincent C. Smith.

99.2	Press release issued by Quest Software, Inc. on June 1, 2009.